Exhibit 11.1

                      DIALOGIC CORPORATION AND SUBSIDIARIES
                         CALCULATION OF INCOME PER SHARE
                    (In thousands, except per share amounts)

                                                    Three Months Ended         Nine Months Ended
                                                     September 30, 1996         September 30, 1996

Income applicable to shares used in
  calculation of income per share                    $ 4,793                     $19,971
                                                     =======                     =======

Shares used in calculation of income per share:
Weighted average shares outstanding                   15,714                      15,616
Dilutive effect of stock options after
  application of treasury stock method                   686                         771

Number of shares used in calculation
  of income per share                                 16,400                      16,387
                                                      ======                      ======

Income per share                                     $  0.29                    $    1.22
                                                     -------                    ---------